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CORIO, INC.

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The following Frequently Asked Questions were provided to Corio employees and posted on IBM’s extranet site on January 25, 2005.

IBM Global Services	Human Resources

Frequently Asked Questions

Regular IBM Employees

The following information addresses some of the questions and/or concerns you may have regarding IBM and IBM Global Services, the transition process, your compensation and benefits, and more. You will have the opportunity to learn more about these topics and to ask more specific questions during the group meetings and information sessions that will be held over the next few days.

General Business Information

What are Corio and IBM announcing today?
The two companies have entered into a definitive agreement for IBM to acquire the equity of Corio at a price of $187 million in cash or $2.82 per share.

When is the transaction expected to close?
The transaction is expected to close within 60 days, subject to regulatory and Corio stockholder approvals.

What is IBM Global Services?
IBM Global Services is the world’s largest business and technology services provider, with 2004 revenue of $46.4 billion. It is the fastest growing part of IBM, with more than 180,000 professionals serving customers in more than 160 countries. Since 1991, IBM Global Services has been helping companies of all sizes manage their IT operations and resources, and ensure that their technology investments contribute to profitable growth.

IBM Global Services offers a broad range of capabilities, spanning application innovation and management, business continuity and recovery, business process transformation, business transformation outsourcing, customer relationship management, e-business hosting, financial management, human capital management, strategic outsourcing, strategy and change, supply chain management, and technical support.

What is IBM Global Services business mission?
Our mission is expressed in our brand promise: You can count on the people of IBM Global Services to create and deliver strategic technology solutions that achieve real business results.

How can I learn more about the business philosophy and practices of IBM and IBM Global Services?
A general information package is being distributed to employees at the announcement meetings. In addition, the IBM and IBM Global Services web sites contain a wealth of information that may be of interest to you. The Internet addresses are:

IBM	http://www.ibm.com
IBM Global Services	http://www.ibm.com/services
IBM Health Care Benefits	http://www.ibm.com/employment/us/benefits
Corio Extranet Site	http://www-1.ibm.com/services/socomm/newsi/ibm-asp/
userid/password newsi/plu9to

Employment

Will I be employed by Corio or IBM?
All Corio employees will become employees of the IBM Corporation, effective on the closing date, which is anticipated in 1Q05.

How will I learn more about IBM?
IBM will invite all Corio employees to multiple informational sessions to welcome them to IBM, and to provide an opportunity for Corio to learn about IBM. In the meantime, IBM has created a web site that provides additional information about the deal and IBM. The Human Resource Integration, headed by Tom Pietraszek, will announce additional team members in the coming week. Tom’s contact information is (913) 269-0311 or thpietra@us.ibm.com.

Will my job responsibilities change?
IBM acquired Corio in part due to Corio’s operational efficiency. As such, Corio operations are planned to remain intact; Corio will continue to manage its data centers and offering development process. Employees will continue to have the same functional responsibilities however the content may be modified to address the business going forward.

Who will I report to / manage after the deal is finalized?
Corio employees will continue to report to and manage the same people as they did prior to the deal. Organizationally, Corio will become part of the IBM Global Services Small and Medium Business sector team (SMB). The SMB team is the fastest growing of the six sectors within IBM Global Services. CEO George Kadifa will report directly to Jim Corgel, the IBM Global Services SMB General Manager, who reports directly to John Joyce, IBM Senior Vice President and Group Executive of IBM Global Services. Mr. Kadifa will be responsible for the Application Hosting and Software as Services businesses within IBM, which we target to mid-size and enterprise businesses.

How should Corio and IBM employees interact during the period between announcement of the definitive agreement and the closing of the transaction?
Until the transaction closes, IBM and Corio remain separate companies, and must act accordingly. IBM employees will be provided with guidelines that provide instructions on proper activities and what information can be shared and exchanged prior to closing for integration planning (but not implementation) purposes as well as what kind of activities must not be performed and what kind of information must not be shared.

Will I have to change office locations?
As with all mergers, management is, as a general course of business, evaluating alternatives and will consider several factors in its assessment; including productivity, financial considerations, and employee commute issues. Employees will be made aware once those decisions are reached.

Should I make you aware of any past IBM employment or experience?
Yes, please notify the IBM HR Transition Manager of any IBM experience. You may receive service credit for prior IBM employment.

Will I receive a new employee ID?
Yes, you will receive a new IBM serial number and badge.

Performance and Compensation

What will happen to my salary and benefits?
Corio employees will continue to receive the same base salary. In addition, all eligible employees will participate in either the IBM Performance Bonus Plan and/or commission/incentive plans. Corio employees will be eligible day one to make contributions in the IBM 401k Pension Program. After one year of IBM service, IBM will begin to match 100% of the first 6% with immediate vesting. Employees will be eligible for an array of comparable health and well-being benefits such as medical, dental, prescription drug, vision, disability insurance, group life insurance, Accidental Death & Dismemberment insurance, and vacation program.

How will future salary increases be administered?
IBM’s pay philosophy is similar to Corio’s, which is to provide a total compensation package that attracts, motivates, and retains high performing employees. Annual reviews of your salary will be based on a combination of your performance evaluation, use of critical skills, job scope within your band, and retention considerations as well as where your salary falls within your broad market pay range.

What type of performance evaluation system does IBM use?
IBM uses an individual assessment system called Personal Business Commitments (PBCs). Individual PBC plans are developed by employees, with manager concurrence.

How frequently are performance evaluations conducted at IBM?
Generally, employees are evaluated once a year, based on a calendar year performance period.

Does IBM have profit sharing or a performance bonus program?
Yes, each IBM employee is eligible for a form of profit sharing under the Performance Bonus Program. Corio employees joining IBM will be eligible for the performance bonus program commencing on
January 1, 2005, with payment in March 2006 (pro-rated based on actual date of integration into IBM), based on the previous year’s business results.

What is IBM’s pay schedule?
Salary payments are issued twice a month. Paydays are the 15th of the month (or the last workday before the 15th if it falls on a weekend or holiday) and the last workday of the month.

Does IBM have an awards program?
IBM has a variety of awards programs, including cash awards (New Blue — Focused To Win), Achievement and Excellence Awards, and Team Awards. Employees are also eligible to participate in the IBM Ideas Program, which recognizes employee suggestions that improve business processes, employee productivity and quality. NOTE: There is no guarantee that awards will be given to any individual employee.

Health Care Benefits

What health care plans does IBM offer?
IBM medical options include the IBM Preferred Provider Organization (PPO), IBM PPO Plus, IBM Exclusive Provider Organization (EPO), and the IBM PPO/Health Savings Account. IBM has adopted a regional plan administrator approach, choosing the most competitive health plan company in each region to administer all of the IBM medical options offered there. Local HMO options will also be available in many areas. IBM also offers up to three dental options in most locations, along with vision care coverage and flexible spending accounts.

Details regarding the enrollment period and the choices available to you will be covered by your HR Transition Manager. In addition, an enrollment package containing detailed descriptions of the various plan options will be sent to your home.

When does health care coverage begin under IBM’s benefits plan?
Coverage begins on the date of your employment with IBM. You and your eligible dependents will be covered under the provisions of the IBM medical, dental and vision plans, in accordance with the choices you make during the health care benefits enrollment period.

Does IBM have a pretax plan for the reimbursement of out-of-pocket medical, dental and vision expenses?
Yes. Employees can set aside up to $5,100 annually to the Health Care Spending Account to cover these expenses. If you participate in this plan and enroll in the IBM PPO, IBM Network Select or certain HMOs, you will receive a “Benny” card (Master Card debit card) that will enable you to pay your portion of the cost of eligible prescription drugs through automatic deduction from your Health Care Spending Account.

One of my eligible dependents has a preexisting condition. Will they be covered under IBM’s benefits programs?
Yes. However, some providers may vary in the actual level of coverage.

I am scheduled to deliver a child after joining IBM. Will I receive coverage under IBM’s medical plans?
Coverage for this situation would be provided by the IBM medical plan you select. If you are in the third trimester of pregnancy, you may be able to stay with your current doctor, even if he or she is not in the plan you select.

Does IBM have a post-employment health care plan?
Employees will have access to post-retirement IBM health care coverage if certain age and service requirements are met. Employees will be eligible for access if they leave IBM at age 55 or greater with at least five years of service, and their age plus service equals 65 (“Rule of 65”). Those who are eligible for access can continue IBM health care coverage themselves and eligible dependents by paying full retiree group rates. Your service with Corio will be credited toward satisfying the service requirement of “Rule of 65.”

Pension / Capital Accumulation / Insurance

What will happen to stock options?
Detail plans regarding the equity conversion are in a separate document called: Equity Q&A.

What will happen to the current Corio Employee Stock Purchase Plan offering?
Corio has indicated that the Corio Employee Stock Purchase Plan (ESPP) will continue during the time period between execution of the definitive agreement and just prior to the closing of the transaction. Corio has indicated that it intends to conduct its February 1 offering period. Upon closing of the transaction, IBM will purchase these shares at the applicable purchase price. Upon joining IBM, employees will have the opportunity to enroll in IBM’s ESPP at the next enrollment date.

Does IBM have a pension plan?
Yes, once on the active IBM payroll all employees will be automatically enrolled in the IBM 401(k) Pension Program at 3% of pre-tax eligible earnings. Employees may increase their contribution up to 80% of pre-tax earnings (subject to IRS limits) or may stop participation at any time. IBM will begin matching 100% of the first 6% after one year of IBM service and matched funds will be immediately vested. Employees may contribute up to 10% on an after-tax basis — with no match. Rollovers are acceptable from Corio’s pre-tax qualified plan.

Key provisions include:

•	Twenty-three primary investment options to select from, along with access to 175 commercially available mutual funds through a Mutual Fund Window

•	Annuity option available in addition to traditional account balance access options

•	Automatic investment rebalancing option available

•	Disability protection option available (only during Fall Annual Enrollment Period)

•	May borrow from your account, up to certain limits

•	Secure Internet account access and transactions

What happens to my existing 401(k) loan with Corio?
The process for handling your existing 401(K) loan will be covered by a HR Transition Manager during transition period.

How does the IBM Employees Stock Purchase Plan (ESPP) work? When will I be eligible?
The IBM ESPP permits investment of up to 10% of your compensation through payroll deductions to purchase IBM stock at 85% of the current market price or 85% of the price at the beginning of the current offering period, whichever is lower. There are two offering periods each year, which begin on January 1and July 1. Based on your projected date of hire with IBM, you will be eligible to participate in the July 1 offering period, if you enroll by the established deadlines.

Does IBM provide life insurance?
IBM provides group life insurance and business travel accident insurance at no cost to employees. Coverage under both of these plans is effective on the first day of IBM employment. The Group Life Insurance (GLI) benefits equals one times an employee’s annual salary. The Travel Accident Insurance Plan provides benefits up to five times annual compensation for accidental bodily injuries that result in death, dismemberment or loss of sight while traveling on company business?.

Employees also have access to the Group Universal Life (GUL) Insurance Program, administered by Marsh@Work Solutions and underwritten by Met Life. Under this program, employees will have the opportunity to apply for term life insurance coverage, which is available at a premium through payroll deductions for themselves, their eligible dependents or both. Employees enrolled in this program may receive coverage up to seven times their annual salaries. Coverage for spouse and an eligible domestic partner is available up to $200,000, and child rider coverage for $10,000 is available for each eligible child.

Is insurance available for long-term custodial care?
Yes. The Long-Term Care Insurance Program, which is administered by John Hancock Life Insurance Company, provides valuable financial protection to employees and their families by covering a wide range of services associated with chronic illness or disability. Services include nursing home care, adult day care, alternate care facilities and respite care.

Coverage is voluntary, and you pay premiums monthly. Coverage can be purchased for yourself and your spouse/qualified domestic partner, your parents and/or the parents of your spouse/qualified domestic partner. These family members may apply for coverage, even if you do not purchase coverage for yourself. There is guaranteed acceptance for employees who enroll within 90 days of hire. Insurance for other than the employee requires proof of insurability.

Vacation/ Holidays / Other Time Off

How does the IBM Vacation Plan work?
Vacation eligibility under the IBM Vacation Plan will be determined using combined Corio and IBM service according to the following schedule:

Service Anniversary	Weeks of Vacation

0 to 9 years	3
10 or more years	4

In the year of hire, your vacation will be prorated on the number of full months that you work for IBM. Your vacation can be used any time during the year, and it can be taken in weeks, days or half-days. If you leave IBM and have taken more vacation than accrued that year, you will be required to repay IBM for the extra time taken.

How many holidays does IBM offer?
IBM provides 12 annual holidays, six of which are nationally designated holidays and six which may be either locally-designated or personal choice holidays.

If I need time off from work for personal reasons other than illness or injury, can I get it?
If the absence is to be a short one, your manager may arrange for you to take time off with or without pay, depending on the circumstances. If you need to be away for longer than ten days on personal matters, you should apply for a personal leave of absence without pay. Such leaves may be granted according to need and business circumstance.

What benefits are available to IBM employees who are away from work due to illness or injury for a short period of time?
Regular employees with five or more years of service receive 100% wage replacement through the IBM Short-Term Disability (STD) Income Plan to a maximum of 26 weeks per year. If service is less than five years, your STD benefit will be 100% wage replacement for up to 13 weeks, followed by 66 2/3% wage replacement for the next 13 weeks. If your absence is caused by an illness or an accident which entitles you to Workers Compensation payments, only the difference between the benefits from the IBM STD Income Plan and the Workers Compensation payments will be paid. When benefits under IBM’s STD Income Plan expire, you can apply for benefits under the IBM Long-Term Disability Plan. STD eligibility will be determined using combined Corio and IBM service.

Explain IBM’s Long-Term Disability Plan.
This plan provides employees with important income protection if they become sick or injured for an extended period of time. For employees with less than five years of service, the plan offers the following employee-paid pretax options: 50% wage replacement; 66 2/3% wage replacement; or no coverage. For employees with five or more years of service, the plan offers the following: 50% wage replacement (employer paid) and “buy up” to 66 2/3% wage replacement (employee paid; pretax). LTD eligibility will be determined using combined Corio and IBM service.

Does IBM have flexible/alternative work arrangements or environments?
Formal IBM flexibility options are available to assist employees in balancing their responsibilities to work, family, education, and other personal needs. Contact you HR transition manager for more information on the options available to you.

Additional Benefits Questions

What assistance does IBM provide in the areas of child care and work/life issues?
To help employees balance personal and professional responsibilities, IBM offers LifeWorks, a free resource and referral program to assist employees in organizing time, finding child care, planning an adoption, planning budgets, adjusting to changes at work, obtaining elder care referral services and more.

Does IBM have a pretax plan for child care expense reimbursement?

Yes, it is known as the Dependent Care Spending Account. Employees can set aside up to $5,000 annually for reimbursement of eligible child care expenses.

Does IBM provide any financial assistance to employees who adopt a child?
The IBM Adoption Assistance Plan provides financial assistance toward expenses incurred in the adoption of children. The plan covers 80% of eligible expenses, up to a maximum of $2,500 per adoption family.

What resources are available to employees with children who have special needs?
The Special Care for Children Assistance Plan provides financial assistance outside the scope of the medical and dental plans for the care of a child with a mental or physical disability, or both, or for a child with a developmental or learning disorder. Each case is individually reviewed to determine eligibility for assistance. Upon approval, reimbursement is provided for a portion of the eligible charges incurred, up to a lifetime maximum of $50,000 per child.

I am interested in furthering my education. Does IBM provide any assistance toward this goal?
If your educational goals are relevant to the needs of the business and align with your Individual Development Plan and/or Personal Business Commitments, the IBM Academic Learning Assistance Program (ALAP) may fund some or all of your university tuition and educational fees. Employees pursuing a degree do so under the ALAP Degree Work Study Plan (DWSP), in which IBM pays directly to the school all tuition and required university fees, software, books, first-year honor society membership, and even caps and gowns. Participants are approved for the DWSP program by an IBM executive prior to commencing degree studies. Employees who are not pursuing a degree but wish to take occasional individual courses may do so under the ALAP Individual Course Plan (ICP), which reimburses employees for tuition and eligible fees upon successful completion of the course.

For more information on requirements and restrictions prior to joining IBM, please contact your HR transition manager.

Does IBM offer financial assistance to the children of IBM employees who intend to pursue a college degree?
The Thomas J. Watson Memorial Scholarship Program recognizes academic excellence among high school students planning to pursue a traditional baccalaureate degree at an accredited four-year college, university or military academy in the United States. Awards for colleges or universities range from $2,000 to $8,000 per year, with the amount based on financial need. The amounts for military academies are fixed at one-time awards of $2,000. If your child is eligible, he or she may enter the competition by submitting a Watson Scholarship application form in September of his or her senior year of high school.

Can I purchase IBM products at a discount?
Yes. The Employee Purchase Plan offers employees selected IBM personal computer hardware and software products at less than suggested retail prices. You may access this program at: www.ibm.com/shop/us/epp, or call 1-800-426-3675. When accessing the website within the first month of employment, please use “EPPGUEST” for both sign-in fields.

Opportunity

What are the career growth opportunities in IBM?
The Applications on DemandTM segment is growing rapidly and that growth will provide additional opportunity for employees to advance and develop their careers. In both organizations, career development is a collaboration between the employee and their manager. While IBM provides a broad range of opportunity across all business segments, employees will work with their current manager to create development and career plans as well as identify an appropriate availability date to pursue those new opportunities. Employees are able to explore these opportunities within IBM by utilizing the Job Opportunity Bank which contains all current open positions. IBM also provides a management and technical career path for individuals pursuing growth and opportunity in those areas. In addition, employees can build their skill and expertise at their own pace by utilizing IBM Global Campus which provides both e-Learning and classroom educational offerings.

What are the career paths in IBM Global Services?
The IBM Professions Program is the worldwide skills management process that provides a framework and management system that encourages the development of all employees through skills, education, training and experience. This is an ongoing process.

What is IBM’s position on Workforce Diversity?
IBM is a culturally diverse organization. Our workforce diversity is built on three platforms: Equal Opportunity, Affirmative Action, and Work/Life Programs. We are very proud of our accomplishments in these areas and will continue to maintain these as priority programs.

Does IBM have any special programs for the disabled or veterans?
Yes, as part of Workforce Diversity, employees at all levels of the company with known disabilities are included in the company’s Affirmative Action Programs. This includes identifying and making workplace accommodations for employees with disabilities. Vietnam-era and other Special Disabled Veterans are included in these programs.

What is IBM’s position on supporting community programs?
IBM is committed to contributing technology and expertise to help develop and sustain strong communities where employees live and work. This commitment is reflected in IBM’s On Demand Community, a coordinated effort allowing IBM employee volunteers to provide assistance to schools and service agencies. In addition, IBM offers other community programs, such as IBM Fund for Community Service and Matching Grants. You will have the opportunity to learn more about these programs during “Your IBM” training.

Other Questions

Does IBM intend to sell Corio offerings globally?
Yes, IBM intends to sell Corio offerings in the many markets that IBM serves, including Europe, Latin America, and Asia. The precise availability date of Corio offerings in these markets is not currently known.

Will IBM keep the Corio brand?
Following most acquisitions, IBM typically leverages its brand strength (ranked #3 most valuable brand by Interbrand) and phases out the acquired company’s brand. With this acquisition, we will use the Corio name on specific services offerings under the umbrella of the IBM brand. .

How will the acquisition benefit Corio and its clients?
This acquisition will provide significant growth opportunities for Corio via IBM’s extensive sales and industry organizations. Corio clients will gain access to IBM’s deep product and services portfolio, its global delivery capabilities, as well as IBM Research.

Will Corio clients be asked to migrate from the Corio platform to an IBM platform?
No, Corio clients will not be asked changes to their IT environment.

Did IBM and Corio have a relationship prior to this acquisition?
No.

Will Corio’s existing sales force remain in place?
Corio’s highly skilled sales force will become leaders within IBM in selling these package application solutions and training other IBM sales teams and channel partners.

Who will be responsible for Corio’s current relationships with resellers and other channel partners?
Corio will continue to manage their current relationships. Over time, we will make decisions on a case-by-case basis on how/when to transfer this management to another part of IBM.

Will Corio adopt the same delivery processes and methods as IBM centers?
Corio has extremely efficient delivery processes, which IBM intends to leverage. Where it makes sense, IBM will share its best practices to improve Corio’s operations. We want both companies to benefit from one-another’s expertise.

Will the internal Corio IT services be replaced by internal IBM IT services (e.g. e-mail service, workstation hardware and software platforms, etc.)?
There are certain IBM IT services that all will need (e.g., connectivity to IBM’s intranet web services so that you can access IBM HR applications). IBM and Corio will work together in the coming weeks to determine what are the most appropriate IT services for employees at Corio; where a transition is needed, a plan and timeline will be communicated to employees.

Are credit unions available to IBM employees?
IBM employees may join an IBM-affiliated Federal Credit Union based on location and the credit union’s ability to conduct business in the geography.

Does IBM have a drug policy?
Yes. The use, manufacture, distribution, sale or possession of controlled substances for non-medical reasons on company premises (including parking and recreation areas) or in any other IBM work environment is prohibited. Violation of this policy may lead to dismissal. Additional information on this topic is covered in the IBM Business Conduct Guidelines.

Does IBM reimburse employees for business expenses, and if so, how?
Yes. Reasonable business expenses are reimbursed under IBM travel and expense accounting guidelines and are subject to different maximums depending on location. IBM employees who must travel as part of their jobs are asked to apply for a Corporate American Express card. Employees are responsible for managing and paying the account. Actual expenses are recovered through submission of an expense account.

What is IBM’s policy on retaining frequent flyer miles?
The current policy allows individual use of airline and hotel rewards.

This document is intended to provide “brief” summary descriptions of benefit plans and Human Resource programs in which you may be eligible to participate. Complete details can be found in the official plan documents, which remain the final authority and, in the event of conflict, the official plan description shall govern in all cases. Due to the ever-increasing complexity of these plans, employees should rely only on the “complete” summary plan description and other official IBM/IBM Global Services written policy summaries of these plans. The Plan Administrator retains the exclusive authority and discretion to interpret the terms of the benefit plans described herein.

IBM reserves the right, at its discretion, to amend, change, suspend or terminate IBM benefit plans, programs, practices, or policies, as the company requires at any time. Nothing contained in this document shall be construed as creating an express or implied obligation on the part of IBM to maintain benefits plans, programs, practices or policies. Because of the need for confidentiality, decisions regarding changes to IBM benefit plans, programs, practices or policies are generally not discussed or evaluated below the highest levels of management. Managers and their representatives below such levels do not know whether IBM will or will not change or adopt, for example, any particular benefit, separation, or retirement plan. Nor are they in a position to advise any employee on, or speculate about, future plans. Employees should make no assumptions about future changes or the impact changes may have on their personal situation until any such change is formally announced by IBM.

Additional Information

In connection with the merger, Corio will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF CORIO ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Corio, Inc., 959 Skyway Road, Suite 100, San Carlos, CA 94070 (Telephone: (650) 232-3000). In addition, documents filed with the SEC by Corio will be available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Corio in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Corio with the SEC